Exhibit 23.1
Consent of Independent Accounting Firm

Cornerstone OnDemand Inc.
Santa Monica, California

We hereby consent to the incorporation by reference in the following Registration Statements on Form S-8 File No. 333-229887, 333-223430, 333-216245, 333-209817, 333-202940, 333-194198, 333-189389, 333-180311, 333-173754 and Form S-3 File No. 333-226657 of our report dated June 30, 2020, relating to the consolidated financial statements of Vector Talent Holdings, L.P., appearing in Cornerstone OnDemand’s Form 8- K/A.

/s/ BDO Canada LLP
BDO Canada LLP
Markham, ON

July 1, 2020

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.